Exhibit 99.1

Tri City Bankshares Corporation
Quarterly Brochure Financial Data

INCOME STATEMENT (unaudited)

	Six Months Ended		Three Months Ended

	06/30/12	06/30/11	06/30/12	06/30/11
Interest Income	$24,321,386	$26,437,397	$11,801,100	$13,594,168
Interest Expense	1,773,170	2,507,681	863,401	1,179,959
Net Interest Income	22,548,216	23,929,716	10,937,699	12,414,209
Other Income	9,059,191	7,079,915	4,922,225	3,703,941
Less: Provision for loan losses	3,000,000	3,320,000	1,500,000	1,920,000
Other Operating Expenses	20,696,434	20,429,496	10,524,861	10,097,987
Income Before Income Taxes	7,910,973	7,260,135	3,835,063	4,100,163
Provision for Income Taxes	2,827,345	2,321,787	1,321,000	1,447,501
Net Income	$5,083,628	$4,938,348	$2,514,063	$2,652,662
Net Income Per Common Share	$0.57	$0.55	$0.28	$0.29

BALANCE SHEET (unaudited) June 30, 2012 and 2011

Assets	2012	2011	Liabilities & Equity	2012	2011
Cash and Due from Banks	$29,523,962	$26,412,385	Non Interest Bearing	$173,342,552	$161,765,574
Investment Securities	335,836,897	314,946,712	Interest Bearing	850,864,711	821,208,010
Federal Funds Sold	38,198,082	3,365,930	Total Deposits	1,024,207,263	982,973,584
Total Loans	697,083,447	722,684,531	Short Term Debt	-	2,148,562
Allowance for Loan Losses	(11,566,199)	(9,874,383)	Other Liabilities	3,894,253	4,662,790
Net Loans	685,517,248	712,810,148	Total Liabilities	1,028,101,516	989,784,936
Bank Premises & Equipment	18,779,115	19,665,110	Common Stock	8,904,915	8,904,915
Other Real Estate Owned	7,549,712	8,565,443	Additional Paid-In Capital	26,543,470	26,543,470
Cash surrender value of life insurance	27,821,733	12,256,383	Retained Earnings	89,745,944	83,824,519
Other Assets	10,069,096	11,035,729	Total Stockholders' Equity	125,194,329	119,272,904
Total Assets	$1,153,295,845	$1,109,057,840	Total Liabilities & Equity	$1,153,295,845	$1,109,057,840

Management Comments

The Corporation posted net income of $5.1 million for the first six months of 2012, an increase of $0.2 million, or 2.9%, from the first six months of 2011.  Earnings per share increased to $0.57 for the six months ended June 30, 2012 compared to $0.55 for the same period in 2011.

The increase in earnings was due to a $2.0 million increase in non-interest income and a $0.3 million decrease in the provision for loan losses, which was partially offset by a decrease in net interest income of $1.4 million and a $0.3 million increase in non-interest expense.

The increase in non-interest income was primarily due to increased mortgage lending activity, an increase in Acquisition-related purchase accounting income and an increase in the gain on sale of other real estate owned net of expenses.  The decrease in the provision for loan losses were due to a decrease in net charge-offs.  The decrease in net interest income was due a reduction of interest income on loans which was partially offset by an increase in interest income earned on investment securities and a decrease in interest paid on deposits.  The increase in non-interest expense was primarily due to a one-time expense related to a loan that was sold into the secondary market.  The loss of $230,000 is an isolated event rather than a systematic issue.

Operating earnings during the first six months of 2012 were also positively affected by an increase in Acquisition-related purchase accounting income, which totaled $4.1 million during the first six months of 2012 compared to $3.5 million during the same period in 2011.

The Corporation’s total assets decreased $61.8 million, or 5.1%, from $1,215.1 million at December 31, 2011 to $1,153.3 million at June 30, 2012.  The decrease in total assets was primarily due to a decrease in cash, federal funds sold, total loans and investment securities which was partially off set by an increase in the cash surrender of life insurance due to the purchase of an additional $15.0 million of bank owned life insurance during the first six months of 2012.

Dividend Announcement

The Board of Directors declared a dividend of $0.21 per share payable on August 2nd, 2012 to shareholders as of the record date of July 24th 2012.

The Corporation’s equity is significantly above the level required to be considered “well capitalized” under current regulations, however, the ratio of capital-to-assets will be impacted by proposals requiring banks maintain more equity capital as new rules for capital “buffers” are phased in through 2018.

After a comprehensive review of current economic conditions and these evolving regulatory requirements the Board agreed the dividend strategy for the Corporation shall include strengthening capital levels and over time, a goal of returning to an enhanced capital position, a “voluntary cushion” similar to that which the Corporation has historically held over capital levels required to be considered well capitalized.

The Board is committed to have Tri City Bankshares Corporation move forward as the strong, profitable and independent community bank it has always been.